EXHIBIT T3E.5

                         LEXINGTON PRECISION CORPORATION
                                767 Third Avenue
                            New York, New York 10017
                                 (212) 319-4657



August 2, 2001


Mr. Jeffrey Peskind                          Mr. John Tobin
Bank of America Securities LLC               Credit Suisse Asset Management
9 West 57th Street, 31 Floor                 466 Lexington Avenue, 15 Floor
New York, NY 10019                           New York, NY 10022

Ms. Masey Lock                               Mr. Kim Golden
GE Financial Assurance Holdings, Inc.        T. Rowe Price Associates, Inc.
601 Union Street, Suite 1300                 100 East Pratt Street
Seattle, WA 98101                            Baltimore, MD 21202

         RE:  FEES OF CHAPMAN AND CUTLER

Dear Jeff, John, Masey and Kim:

         Lexington Precision Corporation (the "Company") agrees to pay the reasonable fees and expenses of Chapman and Cutler for legal services incurred by Bank of America Securities LLC, Credit Suisse Asset Management, GE Financial Assurance Holdings, Inc., and T. Rowe Price Associates, Inc. (collectively, the "Noteholders") in connection with the Company's default under the Indenture dated August 1, 1993 and the exchange offer to be commenced in August 2001 to registered holders of the Company's 12 3/4% Senior Subordinated Notes due February 1, 2000 (the "Exchange Offer"), on the consummation of the Exchange Offer.

         This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law. The rights and obligations of the Noteholders hereunder may not be assigned. Nothing in this letter agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this letter agreement.



                                             Sincerely,

                                             /S/ MICHAEL A. LUBIN
                                             ---------------------------
                                             Michael A. Lubin
                                             Chairman of the Board